Exhibit 10.9(ff)

EMPLOYMENT AGREEMENT

I.

PARTIES

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made by and between PEDIATRIC SERVICES OF AMERICA, INC. (“PSA” or “Company”), a Delaware Corporation and DANIEL J. KOHL (“EMPLOYEE”), an individual residing in the State of Georgia, subject to the terms set forth herein.

II.

DUTIES OF EMPLOYEE

2.1 Employment Relationship. PSA agrees to employ EMPLOYEE as an “employee” under all applicable legal standards. Employee’s start date will be the 15th day of December, 2004.

2.2 Scope of Employment. EMPLOYEE shall be PSA’s President and Chief Executive Officer, and he shall be responsible for the overall management of PSA and its subsidiaries listed on Appendix 1 (hereinafter referred to as “its subsidiaries”). Employee shall also be responsible for all duties as may be assigned from time to time by the Board of Directors and which are generally required for this position. EMPLOYEE will also initially serve as a Director on the Board of Directors of PSA (the “Board of Directors”) in the position held by the former Chief Executive Officer.

2.3 Exclusive Services. EMPLOYEE agrees to devote his best efforts, energies and skill to the discharge of the duties and responsibilities attributable to his position, and to this end, he will devote his full time and attention exclusively to PSA’s business affairs; provided, that EMPLOYEE may (A) serve on corporate, civic or charitable boards and committees, (B) deliver lectures, fulfill speaking engagements and teach at educational institutions, and (C) manage personal investments, so long as none of the preceding activities interfere or conflict with the performance of EMPLOYEE’s responsibilities. EMPLOYEE also agrees that he shall not take personal advantage of any business opportunities which arise during his employment and which may benefit PSA. Material facts regarding such opportunities must be promptly reported to the Chairman of the Board of Directors for consideration by PSA.

2.4 Conflicts of Interest. EMPLOYEE agrees to avoid actual or potential conflicts of interest with PSA’s business. In this regard, EMPLOYEE agrees (1) not to solicit, offer, or accept any gifts, gratuities, bribes, or other financial benefit from actual or prospective customers, vendors, suppliers, or competitors; (2) not to have, either directly or indirectly through EMPLOYEE’s family, financial interests in competing or supplying companies which could affect EMPLOYEE’s duties to PSA; and (3) engage in any other conduct or activities which violates PSA’s policies relating to conflicts of interest.

2.5 Representation of Ability to Enter Agreement. EMPLOYEE represents and warrants he is under no contractual or other obligation that would limit or restrict his ability to perform all of his obligations under this Agreement.

III.

COMPENSATION

3.1 Base Salary. During the first year, the Company shall pay EMPLOYEE a salary at an annualized rate of three hundred fifty thousand dollars ($350,000.00) per year, gross, payable in bi-weekly installments or in the same regular payments as is the practice for other salaried employees of the Company. The Employee’s performance will be evaluated annually and salary increases will be based on performance and business conditions as determined by the Compensation Committee of the PSA Board of Directors (the “Compensation Committee”) in accordance with Company policy and practice. Any increase in the Base Salary shall not serve to limit or reduce any other obligation to EMPLOYEE under this Agreement. The “Base Salary” as used herein shall refer to the Base Salary as so increased, and, in any event, Base Salary shall not be subject to reduction during EMPLOYEE’s employment by PSA.

3.2. Bonus. EMPLOYEE shall be entitled to earn an annual bonus in an amount up to 60% of EMPLOYEE’S Base Salary for fiscal year 2005 (October 1, 2004 - September 30, 2005) based upon achievement of targets and objectives established by the Compensation Committee after consulting with EMPLOYEE. For purposes of this bonus, EMPLOYEE will be treated as if employed as of October 1, 2004. Payment and other conditions of this bonus shall be governed by the same conditions and policies applicable to other Senior Management members. After the first year, the timing, amount and conditions of a bonus will be determined by the Compensation Committee after discussion with EMPLOYEE.

3.3. Stock Options. EMPLOYEE shall be eligible to participate in PSA’s stock option plan at the level established for the position held by EMPLOYEE, and to the extent generally made available to all other Senior Management members of PSA, and in accordance with PSA’s stock option plan, irrespective of his ownership interest in PSA predating the date of this Agreement. EMPLOYEE’s initial grant shall be options to acquire 300,000 shares of PSA stock priced at closing of the first day of EMPLOYEE’s employment. Based upon performance and business conditions, the Compensation Committee will determine the amount and the timing of any future grants of stock options.

3.4 Benefit Plans. During EMPLOYEE’s employment under this Agreement and as otherwise provided herein, EMPLOYEE shall be entitled to participate in any and all employee welfare and health benefit plans (including, but not limited to, life insurance, health and medical, dental and disability plans) and other employee benefit plans established by PSA from time to time for the benefit of all executives of PSA. EMPLOYEE shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans as changed, modified or terminated by PSA from time to time. However, should PSA purchase a “key man” life insurance policy in the name of EMPLOYEE, the beneficiary shall be PSA or its other designated beneficiary and such policy will not inure to the benefit of EMPLOYEE or his beneficiaries or heirs.

3.5 Vacations, Holidays and Other Benefits. EMPLOYEE shall be entitled to not less than three (3) weeks of paid vacation each year of his employment, such amount to be accrued and used during EMPLOYEE’s then current year of employment. Unused and accrued vacation will be paid upon termination, whether involuntary or voluntary. Furthermore, EMPLOYEE shall be entitled to all applicable holidays and to such other employment benefits extended or provided to Senior Management members.

3.6 Car Allowance. PSA shall pay EMPLOYEE $600.00 per month for a car allowance. This allowance will be subject to applicable withholdings in accordance with IRS regulations.

3.7 Deductions from Salary and Benefits. PSA may withhold from any salary or benefits payable to Employee all federal, state, local and other taxes and other amounts as permitted or required pursuant to federal and Georgia law, rule or regulation.

3.8 Non Qualified Deferred Compensation Plan. EMPLOYEE shall become eligible for the Deferred Compensation Plan (the “DCP”) in accordance with the provisions of the DCP; in addition, PSA further acknowledges and agrees that, with respect to Section 2.1(C) of the Plan, EMPLOYEE shall be entitled to participate in the Plan as of January 1, 2005. Without limiting EMPLOYEE’s entitlement to participate as of January 1, 2005, participation and benefits of the DCP are otherwise governed by its official plan documents as changed, modified or terminated by PSA from time to time.

3.9 Employee Stock Purchase. EMPLOYEE shall become eligible to participate in PSA’s Employee Stock Purchase plan in accordance with the provisions of the Plan. Participation and benefits of this Plan are governed by its official plan documents as changed, modified or terminated by PSA from time to time.

3.10 Payment of Premiums. EMPLOYEE owns a life insurance policy with coverage in the face amount of $750,000 and a long-term disability policy with monthly coverage in the amount of $8,600 (collectively, the “Policies”). As an additional benefit hereunder, during EMPLOYEE’s employment by PSA, PSA shall pay all premiums due under such Policies or due under any policies with comparable coverage reasonably substituted by EMPLOYEE in lieu thereof; provided, however, in no event shall PSA be obligated to pay in accordance with this Section 3.10 any: (a) life insurance policy premium in excess of Eleven Thousand Dollars ($11,000) per year; or, (b) long-term disability premium in excess of Three Thousand, Five Hundred Dollars ($3,500) per year.

IV.

PSA PROPERTY

4.1 Return of PSA Property. Upon termination of his employment with PSA, whether voluntary or involuntary, EMPLOYEE shall promptly deliver to PSA all of its property in his possession or under his control, including among other things, all equipment, computers, notebooks, documents, memoranda, reports, photographs, files, books, correspondence, employee or other lists, calendars, card files, Rolodexes, and all other written, electronic, and graphic records relating to PSA’s business. In the event EMPLOYEE does not return such items by the end of his last day employment, PSA will deduct the fair market value of such item(s) from his pay.

V.

RESTRICTIVE COVENANTS

5.1 Background. During his employment with PSA, EMPLOYEE will gain intimate knowledge of all aspects of PSA’s business, including its strategic plans and its financial information. In his role as Chief Executive Officer of PSA, EMPLOYEE will develop ongoing business relationships with third-party payors (including, without limitation, Medicaid programs, the Medicare Program and various commercial payors) and patient referral sources in the states in which PSA does business. Because of this knowledge and these relationships, PSA would suffer significant and irreparable harm if EMPLOYEE were to engage in the conduct prohibited by this Section V. Accordingly, EMPLOYEE agrees to the following restrictions. The parties acknowledge and agree that the provisions of Section V will be non-binding and unenforceable in the event that: (a) EMPLOYEE is entitled to severance pay in accordance with either Section 6.4 or Section 6.5 herein; and, (b) PSA fails to make any of the severance payments as otherwise provided in Section 6.4 or Section 6.5, as applicable.

5.2 Noncompetition. During the Restricted Period, EMPLOYEE will not, directly or indirectly, on his own behalf or on behalf of another, act in a capacity in which EMPLOYEE would perform the same or substantially the same duties EMPLOYEE performed for PSA on behalf of any competing business which engages in one or more of the Restricted Lines of Business (as defined below) in the Restricted Territory (as defined below). This paragraph shall not restrict EMPLOYEE from acquiring not more than two percent (2%) of the common stock of any publicly-traded corporation. This paragraph also shall not restrict EMPLOYEE from becoming employed by a business which engages in the Restricted Lines of Business as long as EMPLOYEE does not perform the same or substantially the same duties as EMPLOYEE performed for PSA and EMPLOYEE otherwise complies with the restrictions of this Section.

5.3 Nonsolicitation of Employees. During the Restricted Period, EMPLOYEE will not, directly or indirectly, on his own behalf or on behalf of another, solicit for employment, encourage or attempt to persuade any employee of PSA or its subsidiaries with whom EMPLOYEE had direct contact during his employment to terminate his/her employment with PSA. “Direct contact” means interaction between EMPLOYEE and another employee of PSA or its subsidiaries for the purpose of performing or conducting PSA’s or its subsidiaries’ business.

5.4 Nonsolicitation of Customers and Referral Sources. During the Restricted Period, EMPLOYEE will not, directly or indirectly, on his own behalf or on behalf of another, solicit any customer or referral source of PSA or its subsidiaries (as listed on Appendix 1) to terminate or modify to PSA’s or its subsidiaries’ disadvantage such customer’s or referral source’s business relationship with PSA or its subsidiaries. This covenant is limited to customers and referral sources that are located or otherwise conduct business in the Restricted Territory (as defined below). As to “customers,” this covenant is limited to solicitations in which EMPLOYEE offers products or services that are competitive with those offered by PSA and its subsidiaries (as listed on Appendix 1). As to “referral sources,” this covenant is limited to solicitation for the purpose of obtaining referrals of the same type as referrals PSA and its subsidiaries would seek from the referral source.

5.5 Definitions. For purposes of this Section, the following terms shall have the following meanings:

(a) Restricted Period. The Restricted Period shall refer to that period of time beginning on the date of termination of employment, whether voluntary or involuntary, with or without cause, and ending two calendar years later.

(b) Restricted Lines of Business. The Restricted Lines of Business shall include the following business lines that PSA or its subsidiaries was operating as of the date of termination: (i) Pediatric Nursing Services; (ii) Care centers substantially similar to PSA’s Prescribed Pediatric Extended Care Centers; (iii) Specialty Pharmacy and Infusion Therapy Services; (iv) Respiratory Therapy and Home Medical Equipment Services; or (v) Pediatric Case Management Services.

(c) Restricted Territory. The Restricted Territory is the area that is within a 25-mile radius of each location of PSA or its subsidiaries that is listed on Appendix 2.

5.6 Remedies. The parties acknowledge that the restrictions contained in this Section are reasonable and appropriate for the protection of PSA’s legitimate business interests, and that they will not unduly impair EMPLOYEE’S ability to find other employment. EMPLOYEE acknowledges and agrees that, in the event of a violation of one or more of EMPLOYEE’S covenants in this Section, in addition to and not in lieu of any other remedy to which PSA may be entitled, PSA shall be permitted to seek and obtain immediate injunctive relief, restraining further violations of EMPLOYEE, in a court of competent jurisdiction, and without the necessity for posting of a bond or other security. In addition to and not in lieu of any other remedy to which PSA may be entitled, no further payments or benefits of any kind that would otherwise inure to EMPLOYEE pursuant to Section III of this Agreement shall accrue or be owed, and all future payments and benefits hereunder shall be forfeited, immediately upon EMPLOYEE’S violation of any of the covenants in Section V of this Agreement.

5.7 No Disclosure of Confidential Information. Unless required to do so in the normal course of business, EMPLOYEE agrees not to use, disclose, or communicate to any person, firm, or corporation any confidential information learned by EMPLOYEE in the course and scope of employment with PSA while employed by PSA and for two (2) years following termination, so long as such information remains confidential. “Confidential information” includes, but is not limited to: financial information and projections, strategic plans, business plans, organizational plans, markets, sales, pricing policies, operational methods, customer lists, referral source lists, compensation or benefits paid to employees; terms or conditions of employment; human resource information or business related information contained in PSA’s computer or other systems; any other information pertaining to PSA, its employees, customers and business, which is not a trade secret, not generally known to the public and has actual or potential economic value to PSA because such information is generally not known by others.

5.8 No Disclosure of Trade Secrets. EMPLOYEE agrees not to use, disclose or communicate to any person, firm, or corporation any trade secret learned by EMPLOYEE in the course and scope of employment with PSA while employed by PSA or at any time thereafter, so long as such information remains a trade secret. A trade secret includes information defined as such by the Georgia Trade Secrets Act and the common law of the State of Georgia.

5.9 Other Legal Restrictions May Apply. The contractual restrictions on use and disclosure of confidential information, trade secrets and intellectual property imposed by this Agreement are meant to supplement, not replace, any other restrictions and remedies which may apply under federal, state and/or local statutory and common law, including but not limited to the attorney-client and attorney work product privileges.

VI.

TERM AND TERMINATION

6.1 Term. EMPLOYEE will be employed by PSA for no specific period of time on an “at-will” basis. EMPLOYEE’s tenure as a Director will end upon termination of his employment with PSA, whether voluntary or involuntary, or if EMPLOYEE is not otherwise re-elected as a Director.

6.2 Termination for Good Cause. The employment of EMPLOYEE shall immediately terminate for “good cause” upon the occurrence of any of the following events:

(a)	the death or disability of EMPLOYEE (disability means a physical or mental impairment of EMPLOYEE resulting in the anticipated or actual inability to perform his essential job functions for a period of 90 consecutive days or more) as determined by PSA;

(b)	termination by PSA of EMPLOYEE’s employment, upon written notice to EMPLOYEE, for any of the following reasons: (i) EMPLOYEE commits or is convicted of, pleads guilty or nolo contendere to, or confesses to a felony or act of fraud, theft, misappropriation, embezzlement, dishonesty or moral turpitude; (ii) any willful act or willful omission by EMPLOYEE involving malfeasance or intentional failure in the performance of EMPLOYEE’s assigned duties to PSA; (iii) EMPLOYEE fails to satisfactorily perform duties and responsibilities reasonably assigned to him after being provided with notice and a reasonable opportunity to correct such performance deficiency and such failure has a material and adverse affect on the business of PSA; (iv) EMPLOYEE commits a serious violation of a PSA rule, policy or procedure about which EMPLOYEE had notice and such violation has a material and adverse affect on the business of PSA; (v) EMPLOYEE otherwise fails to comply with the terms of this Agreement after being provided with notice and a reasonable opportunity to correct such failure [except with respect to sub-parts (i), (ii), (iv) and (vi) of this Section 6.2(b)] and, further, such failure has a material and adverse affect on the business of PSA; or, (vi) EMPLOYEE commits or is convicted of, pleads guilty or nolo contendere to, or confesses to any violation of applicable securities laws and/or regulations. In the event EMPLOYEE is charged with a crime, other than minor traffic violation, PSA may suspend Employee while the matter is investigated. If the matter is not resolved within thirty (30) days, PSA has the right to terminate Employee and such termination will be considered for “good cause”.

6.3 Voluntary or Good Cause Termination. If EMPLOYEE’S employment hereunder is terminated as a result of a voluntary resignation, mutual agreement of PSA and EMPLOYEE, or for “good cause,” as defined above, PSA shall have no further obligation to pay to EMPLOYEE any Base Salary or provide any other additional benefits, including any portion of any bonus or incentive, except accrued but unused vacation or other paid time off, pursuant to this Agreement as of the date of the termination of EMPLOYEE’s employment. In the event of a voluntary resignation, EMPLOYEE agrees to provide no less than two (2) weeks written notice. At PSA’s option, PSA may provide EMPLOYEE with a proportionate share of his base salary for such notice period. EMPLOYEE will continue to be bound by the restrictive covenants set forth in Section V for the periods of time set forth therein.

6.4 Severance Upon Termination Without Good Cause. Should PSA terminate EMPLOYEE without “good cause” as defined above or should EMPLOYEE terminate his employment for “good reason” as defined below, this Agreement will immediately end and EMPLOYEE shall be entitled to two years of his Base Salary, less appropriate withholdings and deductions, payable as severance pay, paid as continued salary or in a lump sum at the option of PSA. These severance payments are conditioned upon EMPLOYEE executing a general release of claims in favor of PSA and its directors, officers, employees and related entities in the form prescribed by PSA and EMPLOYEE’S continued compliance with the restrictive covenants set forth in Section V for the periods of time set forth therein. In the event that PSA reduces EMPLOYEE’s duties, authority, or compensation in contravention of this Agreement and without good cause as defined above, then EMPLOYEE shall have the right to terminate his employment for “good reason” whereupon PSA shall be obligated for the payment of severance under this Section 6.4.

6.5 Severance Upon Termination Due to a Change In Control.

(a)	Should PSA or its successors and assigns terminate EMPLOYEE without good cause, as defined above, upon and due to a Change in Control of PSA, as defined in sub-paragraph (b) below, EMPLOYEE shall be entitled to the severance benefits set forth in Section 6.4 above. For purposes of this Section 6.5, a substantial reduction in duties, authority or compensation due to a Change in Control without good cause as defined above, constitutes a termination without cause, at the option of EMPLOYEE. In addition, all unexercised stock options granted to EMPLOYEE prior to the date of termination shall be deemed fully vested and the time for exercise of each of the respective options shall be extended to the maximum time permitted for the exercise of each such option under Section 6.5 of the PSA Stock Option Plan. EMPLOYEE will continue to be bound by the restrictive covenants set forth in Section V for the periods of time set forth therein.

(b)	“Change in Control” means the occurrence of any of the following: (i) any sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as defined in Section 13(d) of the Exchange Act) or “group” (as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act); (ii) the adoption of a plan for the liquidation or dissolution of the Company or Pediatric Services of America, Inc., a Georgia corporation (“PSA-GA”); (iii) the Company, PSA Capital Corporation, a Delaware corporation (“PSA-Capital”) or PSA-GA consolidates with, or merges with or into, another “person” (as defined above) or “group” (as defined above), in a transaction or series of related transactions in which the voting stock of the Company, PSA-Capital or PSA-GA is converted into or exchanged for cash, securities or other property, other than any transaction where (A) the outstanding voting stock of the Company, PSA-Capital or PSA-GA is converted into or exchanged for voting stock of the surviving or transferee corporation and (b) either (1) the “beneficial owners” (as defined in Rule 13d-3 and 13d-5 under the Exchange Act) of the outstanding Voting Stock, of the Company, PSA-Capital or PSA-GA immediately prior to such transaction own beneficially, directly or indirectly through one or more Subsidiaries, not less than a majority of the total outstanding voting stock of the surviving or transferee corporation immediately after such transaction or, (2) if immediately prior to such transaction the Company (except with respect to PSA-Capital or PSA-GA), PSA-Capital or PSA-GA is a direct or indirect Subsidiary of any other Person (each such other Person, the “Holding Company”), the “beneficial owners” (as defined above) of the outstanding Voting Stock of such Holding Company immediately prior to such transaction own beneficially, directly or indirectly through one or more Subsidiaries, not less than a majority of the outstanding voting stock of the surviving or transferee corporation immediately after such transaction; or (iv) the consummation of any transaction or series of related transactions (including, without limitation, by way of merger or consolidation) the result of which is that any “person” (as defined above) or “group” (as defined above) becomes the “beneficial owner” (as defined above) of more than 50% of the voting power of the voting stock of the Company, PSA-Capital or PSA-GA.

VII.

REMEDIES

7.1 Indemnification. Any party who breaches this Agreement shall indemnify the other party for all costs, expenses, liabilities, attorneys’ fees and damages, in connection with such breach of this Agreement. PSA also agrees to provide EMPLOYEE with legal representation and to indemnify him against any liabilities or costs of defending claims brought against him for acting within the scope of his employment, unless such conduct involves misconduct on the part of EMPLOYEE.

7.2 Election of Remedies. PSA or EMPLOYEE may elect to seek one or more of these remedies at their sole discretion on a case-by-case basis. Failure to seek any or all remedies in one case does not restrict either party from seeking any remedies in another situation. Such an action by a party shall not constitute a waiver of any of its rights.

VIII.

MISCELLANEOUS

8.1 Severability and Modification of Any Unenforceable Covenant. The parties intend that each section of this Agreement shall be read and interpreted with every reasonable inference given to its enforceability. However, the parties also intend that if any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Finally, the parties also intend that if a court should determine any restrictive covenant contained in this Agreement is unenforceable because of over breadth, then the court shall modify said covenant so as to make it reasonable and enforceable under the circumstances.

8.2 Notice. Any notice, demand, consent or other commitment to be given hereunder shall be deemed given when personally delivered to the party to receive such notice in person, by facsimile or by email, or three (3) business days after being mailed, postage prepaid, by registered or certified mail, as follows:

If to PSA:	If to Employee:

Attn: Chief Financial Officer	Mr. Daniel J. Kohl
310 Technology Parkway	3045 Merriweather Woods
Norcross, Georgia 30092	Alpharetta, GA 30022

With a copy to:

Attn: General Counsel
310 Technology Parkway
Norcross, Georgia 30092

Such addresses may be changed by notice in writing to the other party.

8.3 Interpretation. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Georgia. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

8.4 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.6 Certification. EMPLOYEE certifies that EMPLOYEE has read the Agreement, studied it, had sufficient opportunity to ask questions, and understands all rights and obligations under the Agreement. EMPLOYEE also certifies that EMPLOYEE had the option of seeking legal counsel regarding this Agreement prior to execution.

8.7 Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of EMPLOYEE upon EMPLOYEE’s death or incapacity, and (b)

any successor or assign of PSA. Any such successor of PSA shall be deemed substituted for PSA under the terms of this Agreement for all purposes. As used herein, “successor” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets of business of PSA. EMPLOYEE’s obligations under this Agreement are not assignable. None of the rights of EMPLOYEE to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of EMPLOYEE. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of EMPLOYEE to receive any form of compensation hereunder shall be null and void.

PSA shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of PSA to assume expressly and agree to perform this Agreement in the same manner and to the same extent that PSA would be required to perform it if no such succession had taken place.

8.8 Arbitration and Equitable Relief.

(a) To the extent permitted by applicable law, EMPLOYEE agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach or termination thereof shall be settled by arbitration to be held in Fulton County, Georgia, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. This provision and (b) and (c) below do not limit the right of PSA to seek injunctive relief in a court of competent jurisdiction against Employee for a violation of any provision of this Agreement which has or is likely to cause PSA irreparable harm.

(b) The arbitrator shall apply Georgia law to the merits of any dispute or claim, without reference to rules of conflict of law.

(c) EMPLOYEE HAS READ AND UNDERSTANDS SECTION 8.8, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE AGREES TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS: (i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS OR IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION. (ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT

OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE FAIR LABOR STANDARDS ACT; (iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO ANY SUBJECT MATTER OF THIS AGREEMENT INCLUDING BUT NOT LIMITED TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

/s/ DJK EMPLOYEE’S	/s/ EKW PSA
INITIALS	INITIALS

8.9 Entire Agreement. This Agreement and the documents referenced herein represent the entire agreement and understanding between PSA and EMPLOYEE concerning the subject matter hereof, and supersede and replace any and all prior agreements and understandings concerning such subject matter.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first set forth below each parties’ signature.

DANIEL J. KOHL (“EMPLOYEE”)	PEDIATRIC SERVICES OF AMERICA, INC. (“PSA”)

/s/ DANIEL J. KOHL	BY:	/s/ EDWARD K. WISSING
Authorized Signature

Edward K. Wissing
Name (printed)

DATE: 1 December 2004	DATE: 1 December 2004

APPENDIX 1

List of Subsidiaries

1.	PSA Properties Corporation, a Delaware corporation; EIN: 52-2047069

2.	PSA Licensing Corporation, a Delaware corporation; EIN: 51-0375888

3.	PSA Capital Corporation, a Delaware corporation; EIN: 51-0383909

4.	Pediatric Services of America, Inc., a Georgia corporation; EIN: 58-1584862

5.	Pediatric Home Nursing Services, Inc., a New York corporation; EIN: 13-3865349

/s/ DJK EMPLOYEE’S INITIALS

APPENDIX 2

LIST OF COMPANY LOCATIONS AS OF EXECUTION DATE